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                                                                    EXHIBIT 99.1

[EL PASO ENERGY LOGO]                                                       NEWS
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El Paso Energy Corporation                           Contact: Norma F. Dunn, CPA
P.O. Box 2511                                                     Vice President
Houston, Texas 77252-2511                            Investor & Public Relations
                                                          Office: (713) 420-3750
                                                             Fax: (713) 420-4993
FOR IMMEDIATE RELEASE


                           EL PASO ENERGY CORPORATION
                      FINALIZES HOLDING COMPANY STRUCTURE

HOUSTON, TEXAS, AUGUST 3, 1998 -- El Paso Energy Corporation (NYSE:EPG) announced today that effective August 1, 1998, it has finalized plans to create a new parent holding company. The new parent company, El Paso Energy Corporation, owns 100 percent of El Paso Natural Gas Company, the previous publicly held company. El Paso Natural Gas Company began doing business under the name El Paso Energy Corporation in April 1996.

      This action conforms the legal structure of the company to the functional organization it has employed for some time. The business operations of the company will not change as a result of implementing the new legal structure, although administrative and operational flexibility will be improved.

      The reorganization was structured in a manner under Delaware law that did not require action by El Paso Natural Gas Company shareholders, whose rights, privileges and interests will remain the same with respect to the new parent corporation. Existing El Paso Natural Gas Company common stock certificates serve as evidence of ownership of the same number of shares in El Paso Energy Corporation; an exchange of certificates is not required. The change to the holding company structure was tax free to its shareholders. The company's name, charter, By-laws, officers, and board of directors did not change as a result of the reorganization. The new parent company will continue to be traded with the ticker symbol "EPG" on the New York Stock Exchange.


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EL PASO ENERGY CORPORATION FINALIZES HOLDING COMPANY STRUCTURE
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      With over $9 billion in assets, El Paso Energy Corporation provides energy solutions through five business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in interstate natural gas transmission, gas gathering and processing, energy marketing, and international infrastructure development. Visit El Paso Energy's web site at www.epenergy.com.

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Contacts:
Media Relations:     Russ Roberts
                     (713) 420-5435
Investor Relations:  Scott Vonderheide
                     (713) 420-4527









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Some information included in this document may be forward looking and may involve risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Reference should be made to the Company's (and its affiliates') Securities and Exchange Commission filings for important factors that may affect actual results.